EXHIBIT 15

May 5, 2021

The Board of Directors and Shareholders of Sykes Enterprises, Incorporated

400 North Ashley Drive

Tampa, Florida

We are aware that our report dated May 5, 2021, on our review of the interim financial information of Sykes Enterprises, Incorporated and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, is incorporated by reference in Registration Statement No. 333-178670 on Form S-8.

/s/ Deloitte & Touche LLP

Tampa, Florida